Exhibit 4.5

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

TARSIER PHARMA LTD.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by______________________ (the “Investor”) of $_____________ (the “Purchase Amount”) on or about______________, 2025 Tarsier Pharma Ltd., an Israeli limited liability company (the “Company”), issues to the Investor the right to certain shares of the Company’s Share Capital, subject to the terms described below.

The “Discount Rate” is 80%.

See Section 2 for certain additional defined terms.

1. Events

(a) Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of Safe Preferred Shares equal to the Purchase Amount divided by the Discount Price.

In connection with the automatic conversion of this Safe into Safe Preferred Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Shares, with appropriate variations for the Safe Preferred Shares if applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

The Company may, it its sole discretion, opt to consummate an Equity Financing in which, in lieu of Preferred Shares, the Company will issue Ordinary Shares to the Equity Financing’s investors (an “OS Equity Financing”). If the Company will opt to consummate an OS Equity Financing, then the terms “Preferred Shares”, “Safe Preferred Shares” and “Standard Preferred Shares” as used in this Safe shall be replaced, for all intents and purposes, with the term “Ordinary Shares”, mutatis mutandis.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to (A) if the Liquidity Event constitutes a Share Purchase COC, then (x) the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of Ordinary Shares equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”), or (B) if the Liquidity Event is not a Share Purchase COC, then the Conversion Amount. If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

“Share Purchase COC” shall mean a transaction or series of related transactions in which the majority of the shareholders immediately prior to such transaction or series of related transactions sell their shares to an unrelated third-party or an existing shareholder of the Company, provided such shareholder holds less than 25% of the Company’s issued and outstanding share capital of the Company immediately prior to such transaction or series of related transactions. “majority” for the purpose of this definition being measured by the number of shareholders and not their respective holdings and disregarding for this purpose the sale of any options or shares issued to consultants, directors or employees of the Company.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to receive its Cash-Out Amount is:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Share Capital);

(ii) On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Ordinary Shares.

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Ordinary Shares and other Safes and/or Preferred Shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(e) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Share Capital to the Investor pursuant to the automatic conversion of this Safe under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c).

2. Definitions

“Share Capital” means the Share Capital of the Company, including, without limitation, the “Ordinary Shares” and the “Preferred Shares.”

“Change of Control” means (i) a transaction or series of related transactions for the sale of more than 50% of the Company’s issued Share Capital, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Direct Listing” means the Company’s initial listing of its Ordinary Shares (other than Ordinary Shares not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing Share Capital of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing will not be deemed to be an underwritten offering and will not involve any underwriting services.

“Discount Price” means the lowest price per share of the Standard Preferred Shares sold in the Equity Financing multiplied by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors, or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Ordinary Shares, the amount of such dividend that is paid per Ordinary Share multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Ordinary Shares pursuant to a registration statement filed under the Securities Act.

“ITA Guidelines” means those certain guidelines published by the Israeli Tax Authority concerning possible tax consequences of investments conducted via simple agreements for future equity, dated January 29th, 2025.

“Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering.

“Liquidity Price”means the price per share equal to the fair market value of the Ordinary Shares at the time of the Liquidity Event, as determined by reference to the purchase price payable in connection with such Liquidity Event, multiplied by the Discount Rate.

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Safe” means an instrument containing a future right to Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Preferred Shares” means the series of Preferred Shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the shares of Standard Preferred Shares, except that any price-based preferences (such as the per share liquidation amount, initial conversion price and per share dividend amount) will be based on the Discount Price.

“Standard Preferred Shares” means the series of Preferred Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company, or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Share Capital issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in (i) Rule 501 of Regulation D under the Securities Act, and (ii) in the first appendix under the Israeli Securities Law, 1968, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. Miscellaneous

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding Safes with the same “Post-Money Valuation Cap” and “Discount Rate” as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Purchase Amount may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of Safes whose Safes have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of Safes.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Share Capital for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding Ordinary Shares (that is not payable in Ordinary Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction and the lawful courts located in Tel Aviv-Jaffa, Israel shall have exclusive jurisdiction over any matters pertaining to this Safe.

(g) The parties acknowledge and agree that (i) for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended, and (ii) for Israeli tax purposes this Safe is, and at all times has been, intended to be characterized as an equity instrument, pursuant to the ITA Guidelines. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes and Israeli tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

Tarsier Pharma Ltd.

By:
Daphne Haim-Langford
CEO

Address:	19 Yhalom st. Zichron Yaacov, Israel

Email:	daphne@tarsierpharma.com

INVESTOR:

By:
Name:
Title:

Address:

Email:

FIRST AMENDMENT TO SIMPLE AGREEMENT FOR FUTURE EQUITY

This First Amendment to a Simple Agreement for Future Equity (this “Amendment”) is entered into as of December 9, 2025, by and between Tarsier Pharma Ltd. (the “Company”) and Vidette Investors LLC (the “Investor”).

WHEREAS,	the Company and the Investor have entered into that certain simple agreement for future equity, dated May 12th, 2025 (the “SAFE”); and

WHEREAS,	the parties now wish to amend the SAFE, as set forth herein, effective as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, the parties intending to be legally bound hereby agree as follows:

1. The parties hereby agree that the definition of “Discount Price” under Section 2 of the SAFE shall be amended and restated in its entirety as follows:

(a) ““Discount Price” means (i) with respect to a conversion under alternative (i) of the definition of Equity Financing, the lowest price per share of the Standard Preferred Shares sold in the Equity Financing multiplied by the Discount Rate, and (ii) with respect to a conversion under alternative (ii) of the definition of Equity Financing, the price per share equal to the fair market value of the Ordinary Shares at the time of the Initial Public Offering, as determined by reference to the purchase price payable in connection with such Initial Public Offering, multiplied by the Discount Rate.”

2. The parties hereby agree that the definition of “Equity Financing” under Section 2 of the SAFE shall be amended and restated in its entirety as follows:

““Equity Financing” means (i) a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation; or (ii) an Initial Public Offering.”

3. The parties hereby agree that the definition of “Liquidity Event” under Section 2 of the SAFE shall be amended and restated in its entirety as follows:

““Liquidity Event” means a Change of Control or a Direct Listing.”

4. Miscellaneous

4.1. All provisions of the SAFE, unless specifically revised in this Amendment, shall remain in force and are binding upon the parties.

4.2. This Amendment shall be deemed for all intents and purposes as an integral part of the SAFE.

(b) The SAFE and the Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(c)

(d)

(e) [Signature page immediately follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

Tarsier Pharma Ltd.		Vidette Investors LLC

By:	Daphna Haim-Langford	By:
Position:	CEO	Position:
Date:	9 December 2025	Date: